CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and the reference to our firm in the Statement of Additional Information, including references under the captions “Independent Registered Public Accounting Firm” and “Financial Statements” and to the incorporation by reference of our report dated February 20, 2020 on the financial statements and financial highlights of Touchstone Strategic Trust (comprising, respectively, Touchstone Dynamic Equity Fund, Touchstone Dynamic Diversified Income Fund and Touchstone Dynamic Global Allocation Fund), included in the Annual Report to Shareholders for the fiscal year ended December 31, 2019, in Post-Effective Amendment Number 207 to the Registration Statement under the Securities Act of 1933 (Form N-1A, No. 002-80859), filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Cincinnati, Ohio
April 28, 2020